Exhibit 99.1

AG MORTGAGE INVESTMENT TRUST AND WESTERN ASSET MORTGAGE CAPITAL CORPORATION ANNOUNCE FINAL EXCHANGE RATIO FOR PROPOSED MERGER

NEW YORK, NY – October 19, 2023 – AG Mortgage Investment Trust, Inc. (NYSE: MITT) (“MITT”), a publicly traded residential mortgage REIT managed by AG REIT Management, LLC, an affiliate of Angelo, Gordon & Co., L.P. (“Angelo Gordon”), a leading $74 billion alternative investment firm, and Western Asset Mortgage Capital Corporation (NYSE: WMC) (“WMC”), jointly announced today that they have determined the final exchange ratio in accordance with the terms of the Agreement and Plan of Merger, dated as of August 8, 2023 (the “Merger Agreement”), by and among MITT, AGMIT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of MITT (“Merger Sub”), WMC and, solely for the limited purposes set forth in the Merger Agreement, AG REIT Management, LLC, a Delaware limited liability company (“MITT Manager”), pursuant to which, subject to the terms and conditions therein, WMC will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company (such transaction, the “Merger”).

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each outstanding share of WMC common stock will be converted into the right to receive the following (the “Per Share Merger Consideration”): (i) 1.498 shares of MITT common stock; and (ii) the per share portion of a cash payment from MITT Manager equal to the lesser of $7,000,000 or approximately 9.9% of the aggregate Per Share Merger Consideration, as specified in the Merger Agreement. Any difference between $7,000,000 and such smaller amount will be used to benefit the combined company post-closing by offsetting reimbursable expenses that would otherwise be payable to MITT Manager. Cash will be paid in lieu of fractional shares of MITT common stock that would have been received as a result of the Merger.

The final exchange ratio, based on a determination date of September 30, 2023 for calculating MITT’s and WMC’s respective transaction expenses, is slightly lower than the base exchange ratio of 1.50 (using an initial determination date of June 30, 2023) that was set out in the joint proxy statement/prospectus, dated September 29, 2023, that was filed by MITT and WMC with the Securities and Exchange Commission (“SEC”) and previously distributed to the parties’ respective stockholders.

A special meeting of stockholders of MITT will be held on November 7, 2023, at 10:00 a.m., Eastern Time, at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166, at which the MITT common stockholders will be asked to approve the issuance of shares of MITT common stock to WMC common stockholders pursuant to the Merger Agreement.

A special meeting of stockholders of WMC will be held via virtual live webcast on November 7, 2023, at 9:00 a.m., Pacific Time, at which the WMC common stockholders will be asked to approve the Merger and the other transactions contemplated by the Merger Agreement and the other proposals set forth in the joint proxy statement/prospectus.

The Merger Agreement has been approved by both companies’ boards of directors. The completion of the Merger is subject to the satisfaction of certain customary conditions, including approval of the common stockholders of both MITT and WMC. The companies currently expect the transaction to close on November 9, 2023.

About AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc. is a residential mortgage REIT with a focus on investing in a diversified risk-adjusted portfolio of residential mortgage-related assets in the U.S. mortgage market. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., a leading alternative investment firm focusing on credit and real estate strategies.

Additional information can be found on MITT’s website at www.agmit.com.

About Angelo, Gordon & Co., L.P.

Angelo, Gordon & Co., L.P. is a leading alternative investment firm founded in November 1988. The firm currently manages approximately $74 billion* with a primary focus on credit and real estate strategies. Angelo Gordon has over 700 employees, including more than 230 investment professionals, and is headquartered in New York, with associated offices elsewhere in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

*Angelo Gordon’s (the "firm") currently stated assets under management (“AUM”) of approximately $74 billion as of June 30, 2023 reflects fund-level asset-related leverage. Prior to May 15, 2023, the firm calculated its AUM as net assets under management excluding leverage, which resulted in firm AUM of approximately $53 billion as of December 31, 2022. The difference reflects a change in the firm’s AUM calculation methodology and not any material change to the firm’s investment advisory business. For a description of the factors the firm considers when calculating AUM, please see the disclosure at www.angelogordon.com/disclaimers/.

About Western Asset Mortgage Capital Corporation

WMC is a real estate investment trust that invests in, finances, and manages a diverse portfolio of assets consisting of Residential Whole Loans, Non-Agency RMBS, and to a lesser extent GSE Risk Transfer Securities, Commercial Loans, Non-Agency CMBS, Agency RMBS, Agency CMBS, and ABS. WMC is externally managed and advised by Western Asset Management Company, LLC, an investment advisor registered with the Securities and Exchange Commission and a wholly-owned subsidiary of Franklin Resources, Inc.

Important Additional Information and Where to Find It

In connection with the proposed Merger, MITT has filed with the SEC a registration statement on Form S-4 (File No. 333-274319) (the “Registration Statement”), which was declared effective by the SEC on September 29, 2023. The Registration Statement includes a prospectus of MITT and a joint proxy statement of MITT and WMC (the “joint proxy statement/prospectus”). The joint proxy statement/prospectus contains important information about MITT, WMC, the proposed Merger and related matters. MITT and WMC may file with the SEC other documents regarding the Merger. The definitive joint proxy statement/prospectus has been sent to the stockholders of MITT and WMC, and contains important information about MITT, WMC, the proposed Merger and related matters. This communication is not a substitute for any proxy statement, registration statement, tender or exchange offer statement, prospectus or other document MITT or WMC has filed or may file with the SEC in connection with the proposed Merger and related matters. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS THAT ARE FILED OR MAY BE FILED BY MITT AND WMC WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT MITT, WMC AND THE PROPOSED MERGER. Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by MITT with the SEC are also available free of charge on MITT’s website at www.agmit.com. Copies of the documents filed by WMC with the SEC are also available free of charge on WMC’s website at www.westernassetmcc.com.
Participants in the Solicitation Relating to the Merger
MITT, WMC and certain of their respective directors and executive officers and certain other affiliates of MITT and WMC may be deemed to be participants in the solicitation of proxies from the common stockholders of WMC and MITT in respect of the proposed Merger. Information regarding WMC and its directors and executive officers and their ownership of common stock of WMC can be found in WMC’s

Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 13, 2023, and in its definitive proxy statement relating to its 2023 annual meeting of stockholders, filed with the SEC on May 2, 2023. Information regarding MITT and its directors and executive officers and their ownership of common stock of MITT can be found in MITT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 27, 2023, and in its definitive proxy statement relating to its 2023 annual meeting of stockholders, filed with the SEC on March 22, 2023. Additional information regarding the interests of such participants in the Merger is included in the joint proxy statement/prospectus and other relevant documents relating to the proposed Merger filed with the SEC. These documents are available free of charge on the SEC’s website and from MITT or WMC, as applicable, using the sources indicated above.

No Offer or Solicitation
This communication and the information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, as amended (the “Securities Act”). This communication may be deemed to be solicitation material in respect of the proposed Merger.

Forward-Looking Statements
This document contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended. MITT and WMC intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with the safe harbor provisions. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may,” “projects,” “could,” “estimates” or variations of such words and other similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature, but not all forward-looking statements include such identifying words. Forward-looking statements regarding MITT and WMC include, but are not limited to, statements related to the proposed Merger, including the anticipated timing, benefits and financial and operational impact thereof; other statements of management’s belief, intentions or goals; and other statements that are not historical facts. These forward-looking statements are based on each of the companies’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: MITT’s and WMC’s ability to complete the proposed Merger on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approval from WMC’s and MITT’s respective stockholders and satisfaction of other closing conditions to consummate the proposed Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; risks related to diverting the attention of MITT and WMC management from ongoing business operations; failure to realize the expected benefits of the proposed Merger; significant transaction costs and/or unknown or inestimable liabilities; the risk of stockholder litigation in connection with the proposed Merger, including resulting expense or delay; the risk that MITT’s and WMC’s respective businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; and effects relating to the announcement of the proposed Merger or any further announcements or the consummation of the proposed Merger on the market price of MITT’s or WMC’s common stock. Additional risks and uncertainties related to MITT’s and WMC’s business are included under the headings “Forward-Looking Statements” and “Risk Factors” in MITT’s and WMC’s Annual Report on Form 10-K for the year ended December 31, 2022, MITT’s and WMC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, the joint proxy statement/prospectus and in other reports and documents filed by either company with the SEC from time to time. Moreover, other risks and uncertainties of which MITT or WMC are not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by MITT or WMC on their respective websites or otherwise. Neither MITT nor WMC undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made, except as required by law.

Contacts

Investors
AG Mortgage Investment Trust, Inc.
Investor Relations
(212) 692-2110
ir@agmit.com

Western Asset Mortgage Capital Corporation
Larry Clark
Financial Profiles, Inc.
(310) 622-8223
lclark@finprofiles.com

Media
AG Mortgage Investment Trust, Inc.
media@angelogordon.com

Western Asset Mortgage Capital Corporation
Tricia Ross
Financial Profiles, Inc.
(310) 622-8226
tross@finprofiles.com